UCI MEDICAL AFFILIATES, INC.
                                  REPORTS FIRST QUARTER FISCAL YEAR 2005 RESULTS


     Columbia,  SC - February  10,  2005 - UCI  Medical  Affiliates,  Inc.  (OTC
Bulletin Board: UCIA) announced today that revenue for the quarter ended December 31, 2004 decreased to $12,194,000 from $12,770,000 for the quarter ended December 31, 2003.

     The Company reported net pretax income of $980,000 or $.10 per share for the quarter ended December 31, 2004, as compared to $1,324,000 or $.14 per share for the quarter ended December 31, 2003. Also, an additional tax benefit of $4,495,000 was recorded during the quarter ended December 31, 2004 increasing net income to $5,462,000 or $.56 per share as a result of management's determination that it was more likely than not that the Company's deferred tax asset would be fully realizable.

     "We continue to look for new areas of growth that benefit our Company and the communities we serve. We established our first specialty care practice in January of 2005 with the opening of Luberoff Pediatrics at the Doctors Care center in Lexington," said President and Chief Executive Officer D. Michael Stout, M.D. "We also continued a measured expansion of our core service, with a new location in Georgetown, South Carolina, that has been well received, and we have a Bluffton, South Carolina, location underway which is presently anticipated to open before the end of 2005."

     The Company's December 31, 2004 balance sheet reflects total assets of $22,494,000 as compared to $17,549,000 at September 30, 2004 while stockholders' equity at December 31, 2004 was $11,242,000 as compared to $5,780,000 at September 30, 2004.

     "We experienced a slight comparative decrease in revenue for the quarter ended December 31, 2004, as compared to the quarter ended December 31, 2003, stemming from the timing of the commencement of last winter's flu season. Last winter's flu season commenced in December of 2003 rather than in January of 2004 and was unusually severe," said Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer. "Our occupational medicine program shows consistent strength, and we are continuing to make renovations and other improvements at our facilities that will enhance the quality of our customer service and patient care."

     UCI Medical Affiliates, Inc. provides non-medical management and administrative services for freestanding medical centers, which operate as Doctors Care urgent and family care centers and Progressive Physical Therapy Services. Combined, Doctors Care and Progressive Physical Therapy have 44 locations throughout South Carolina and one in Knoxville, Tennessee.

     Certain of the statements contained in this Press Release that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this Press Release that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Although our management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, we have no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include, among other things, (1) the difficulty in controlling our costs of providing healthcare and administering our network of centers; (2) the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; (3) the difficulty of attracting primary care physicians; (4) the increasing competition for patients among healthcare providers; (5) possible government regulations negatively impacting our existing organizational structure; (6) the possible negative effects of prospective healthcare reform; (7) the challenges and uncertainties in the implementation of our expansion and development strategy; (8) the dependence on key personnel; (9) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (10) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a reduced demand for practice management services; (11) the demand for our products and services; (12) technological changes; (13) the ability to increase market share; (14) the adequacy of expense projections and estimates of impairment loss; (15) the impact of change in accounting policies by the Securities and Exchange Commission; (16) unanticipated regulatory or judicial proceedings; (17) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (18) other factors described in this Press Release and in our other reports filed with the Securities and Exchange Commission; and (19) our success at managing the risks involved in the foregoing.


Contact:          Jerry F. Wells, Jr., CPA
                  Executive Vice President and Chief Financial Officer UCI Medical Affiliates, Inc.
                  4416 Forest Drive
                  Columbia, South Carolina  29206
                  (803) 782-4278